The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases. This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

The 116th Annual General Meeting of Shareholders General Meeting of Shareholders Supplementary Documents Chukyo Bank Securities Code: 8530 To our shareholders: Business integration with The Aichi Bank, Ltd. Table of Contents 1. Background and Purpose of the Business Integration 1 2. Overview of the Business Integration 2 3. Group Overview Post-Business Integration 3 4. Trade Name and Corporate Philosophy of the New Financial Group 4 5. Management Strategy of the New Financial Group 5 6. Initiatives to Achieve a Sustainable Local Community 10 7. Q&A on Business Integration 11

1. Background and Purpose of the Business Integration Background of the Business Integration Changes to the industry structure and social environment such as environmental issues and a post-COVID world Changes to the management environment due to the entrance of fintech companies and others to the market and fiercer competition with other financial institutions Increased importance of the mission and role of regional financial institutions due to more sophisticated and diverse customer needs Purpose of the Business Integration To leverage an expanded market share and the potential to additionally invest resources because of the business integration and to respond to changes in the management environment with an expanded stabilized sales base and improved profitability To enhance the corporate values of both banks and respond to stakeholder expectations by developing a sustainable business model for the future Initiatives to Achieve Purposes Contributions to the development of the regional economy Responding to more sophisticated and diverse customer needs Optimal use of management resources Achievement of maximized effects of integration Establishment of a corporate culture where personnel are motivated to take on new challenges 1

2. Overview of the Business Integration Format of the Business Integration Method of Share Transfer Establishment of a new joint holding company that makes both banks wholly owned subsidiaries via share transfer. Share Transfer Ratio Shares shall be allocated and issued based on 3.33 common shares in the joint holding company for each common share in Aichi Bank and 1 common shares in the joint holding company for each common share in Chukyo Bank. Special Dividends by Chukyo Bank On September 30, 2022, all general shareholders of Chukyo Bank will receive a dividend of surplus of 141 yen per share in Chukyo Bank as per the shareholder returns policy. Establishment of a Holding Company via Joint Share Transfer Aichi Financial Group, Inc. 100% 100% The Aichi Bank, Ltd. The Chukyo Bank, Limited Schedule for the Business Integration May 11, 2022 Execution of the Business Integration Agreement (both banks) Creation of a share transfer plan (both banks) Execution of a Tendering of Treasury Shares Agreement (Chukyo Bank) June 24, 2022 Approval and resolution regarding the share transfer plan (Annual meeting of shareholders at both banks) September 29, 2022 (Scheduled) Date of delisting for shares of both banks September 30, 2022 (Scheduled) Record date for interim dividends and special dividends October 3, 2022 (Scheduled) Date of establishment of holding company and date of listing Approx. two years after the effective date of the share transfer Merger of banks 2

3. Group Overview Post-Business Integration Overview of Holding Company Trade Name Aichi Financial Group, Inc. Address of Head Office and Headquarters Functions 3-14-12 Sakae, Naka-ku, Nagoya, Aichi System Company with an audit and supervisory committee Representative Director President and Representative Director Yukinori Ito (President of Aichi Bank) Vice-President and Representative Director Hideo Kobayashi (President of Chukyo Bank) Share Capital 20 billion yen Scheduled Date of Establishment October 3, 2022 Listed Stock Exchanges Prime Market, Tokyo Stock Exchange Premier Market, Nagoya Stock Exchange Group Organization Chart (Expected) General Meeting of Shareholders Audit Dept. Board of Directors Auditing Committee Renumeration Committee Personnel Committee Management Committee Group Business Management Committee Risk Management Committee Compliance Committee Sustainability Committee Integration Promotion Committee Integration Promotion Dept. Corporate Planning Dept. Compliance & Risk Management Dept. Personnel & General Affairs Dept. Business System Management Dept. Business Management Dept. The Aichi Bank, Ltd. The Chukyo Bank, Limited 3

4. Trade Name and Corporate Philosophy of the New Financial Group Trade Name Aichi Financial Group, Inc. Ideas behind trade name: We value Aichi as our main sales base and by growing together, we wanted to reflect our "goal to become the No. 1 regional financial group in the Aichi Prefecture." *"AICHI": Combines the first Japanese character of Aichi Bank (A), the first character of the second word of the phrase "chiiki ichiban" (I), a saying that reflects the group's aims to become the best in the region, and the first character of Chukyo Bank (CHI). Corporate Philosophy Purpose: Reason for existence and direction of development Contribution to the prosperity of the local community via financial services Mission: Specific goals to be achieved To become the No. 1 regional financial group in Aichi Prefecture Values: Common values (1) To establish robust management and a solid business foundation (2) To become a financial group that is trusted by the local community (3) To provide financial services that are useful to all customers (4) To make employees happy via the implementation of ES and health management (5) To continuously grow and improve corporate value to remain an attractive corporation Management Vision (VISION) PURPOSE Reason for Existence MISSION Specific Goals VALUE Common Values The corporate philosophy of this financial group is known as its management vision (Vision) and is comprised of three elements: Purpose, Mission and Value. The Vision forms the guide for how all employees should aim to act and also guide their decision-making. 4

5. Management Strategy of the New Financial Group (1) Expansion of Sales Base This business integration will allow for expansion of the sales base due to increased market share centered around Aichi Prefecture, which is the main market for both banks. Bases Within Aichi Prefecture Owari Region Nagoya City Ama Region Nishi-Mikawa Region Chita Region Higashi-Mikawa Region Aichi Bank Chukyo Bank Number of Bases of Both Banks Aichi Bank Chukyo Bank Total Aichi Prefecture 87 55 142 Within Nagoya City 44 30 74 Owari Region 21 13 34 Ama Region 4 4 8 Chita Region 7 4 11 Nishi-Mikawa Region 8 3 11 Higashi-Mikawa Region 3 1 4 Mie Prefecture 2 3 5 Gifu Prefecture 3 0 3 Shizuoka Prefecture 1 1 2 Osaka Prefecture 1 1 2 Tokyo Metropolitan Area 1 1 2 Total 95 61 156 Number of bases for both banks current as of March 2022 Does not include branches in other stores or virtual branches such as Internet-based branches 5

5. Management Strategy of the New Financial Group (2) Establishment of a Consulting and Solutions Business Model (1/2) We will pool the relationships that both banks share with our customers, know-how, and networks to achieve further enhanced consulting functions. For Customers Who Operate Businesses Sophistication of Services Further advanced sales system that demonstrates banking features at multiple branches through block systems, area systems, etc. Securing of the largest amount of head office solutions personnel in the prefecture Implementation of speedy head office sales from advanced personnel with specialist knowledge Stronger sales skills Pooling of Know-how Acquisition and accumulation of qualitative information via business feasibility evaluation Provision of a consulting and solutions service based on all types of information Communication with customers Specific Initiatives Provision of an advanced menu of solutions corresponding to the life stage of businesses (1) New business foundation support: Subsidy application support, linking with business and academia, sales plan formulation support (2) Growth support: Business matching, M&A, linking with business and academia, human resource referrals (3) Business succession support: Business succession support, M&A, management improvement plan formulation support Utilization of networks of affiliated companies (subsidiaries that specialize in cards, leases, investment) Joint development of new products and services (subordinated loans, SDGs, zero-carbon support, etc.) 6

5. Management Strategy of the New Financial Group (2) Establishment of a Consulting and Solutions Business Model (2/2) We will use proposals that incorporate the know-how of both banks to further strengthen consulting functions that can respond to increased convenience, low birth rates and aging populations and changing life stages. For Individual Customers Sophistication of Services Proposal of advanced and specialist solutions that accurately grasp customer needs Improved solution capabilities due to better human resource cultivation and active support for qualification acquisition Implementation of even more efficient sales activities due to the application of IT Stronger sales skills Pooling of Know-how Improvement of the home loan sales system and promotion of consumer loans Implementation of support that grasps the needs of the wealthy and owners of corporations????? Enhancement of sales system Specific Initiatives Roll out of consulting services corresponding to life stage with a starting point of home loans (1) Young people: "Increase" and "Prepare" - Accumulation-type investment trusts, private pension insurance (2) Asset-building: "Save" and "Protect" - Investment trusts, asset utilization (3) Wealthy/senior: "Save," "Protect" and "Connect" - Inheritance measures, asset inheritance support Dedicated sales for private banking, wealth management Enhanced non-face-to-face channels (Internet banking, apps, etc.) 7

5. Management Strategy of the New Financial Group (3) Cultivation of Diverse Human Resources The early integration of the staff of both banks will create a new corporate culture and allow them to respond to the sophisticated and diverse needs of customers. Active Personnel Exchange Personnel are dispatched into fields that the other bank specializes in Personnel exchange is implemented to integrate staff early on Optimization of Staff Deployment Fair and impartial treatment Deployment of the right staff for the right job Optimization of all systems Support for Employees Challenging to Expand Work Opportunities Training to specialize in solutions Short-term main branch trainees Open call-style practical training Cultivation of IT/DX-Proficient Human Resources Promotion of personnel acquiring IT-related qualifications and their on-the-job application Cultivation of DX (digital transformation) human resources including external deployment Diversification of Employment Methods Enhancement of mid-career recruitment Active appointment of specialist external human resources Reformation into a strong organization in which both banks and personnel continue to grow via the aim to become a group of diverse professionals Implementation of diversity and inclusion (fostering of trust between group companies and diverse human resources) Establishment of a corporate culture where personnel are increasingly motivated to take on new challenges 8

5. Management Strategy of the New Financial Group (4) Optimization and Streamlining of Management We will concentrate management resources in growth fields, including extra personnel produced by the streamlining of management through the business integration. Optimization and Streamlining of Management and Business Main branch organization / Subsidiary companies Branches/Sales offices Optimization Streamlining and optimization of branch networks Systems Business procedures Standardization Integration of core systems and subsystems Service expansion Business in general Digitization Expansion and enhancement of non-face-to-face channels, Centralization of sales office work at main branch and DX (digital transformation) of main branch functions Concentration of extra personnel and other management resources into growth fields Anticipated Synergy from the Business Integration (1) Expansion of sales base (2) Establishment of a consulting and solutions-style business model (3) Cultivation of diverse human resources (4) Optimization and streamlining of management Through these initiatives we hope to achieve synergy worth more than 5 billion yen in FY2030 and more than 12 billion yen in total across the Third Mid-term Management Plan (FY2028–FY2030)* *Estimated synergy amounts are based on comparisons with FY2021 results 9

6. Initiatives to Achieve a Sustainable Local Community We will work to support regional economic development and problem-solving in the local community and to achieve safe and fulfilling lives and a sustainable community for locals. Future Initiatives from the New Financial Group Response to Climate Change? Cutting CO2 emissions Investment and financing initiatives for sustainability?? Vitalization of Local Economies? Enhanced collaboration with external bodies such as local authorities and universities Extensive business support based on corporate life stage???? Contribution to the Local Community Improvement of financial literacy and career development support for the young Donations and aid for educational/cultural activities, environmental conservation, etc. 10

7. Q&A on Business Integration Q1 What is a share transfer? A share transfer means one or more stock companies causing all their issued shares to be acquired by a newly incorporated company. In the Business Integration, Chukyo Bank and Aichi Bank will jointly establish a holding company called Aichi Financial Group, Inc., and all of the shares held by both banks’ shareholders will transfer to Aichi Financial Group, Inc. Q2 What will happen to the Chukyo Bank shares that I hold? For each common share of Chukyo Bank, we will allocate and issue to Chukyo Bank’s shareholders one common share of Aichi Financial Group, Inc. Through a business integration done by incorporating a holding company using the joint share transfer method, after incorporation of the holding company, Chukyo Bank and Aichi Bank will become wholly-owned subsidiaries of the holding company. As a result, we plan for the shares of both banks to be respectively delisted from the Tokyo Stock Exchange and the Nagoya Stock Exchange on September 29, 2022, and we plan to list the holding company to both exchanges on October 3, 2022. On October 3, 2022, shares in the holding company will be allocated and issued automatically to current shareholders according to the share transfer ratio. There is no particular procedure that we ask of shareholders if you will continue holding shares in the holding company. You may continue to trade shares of both banks on the Tokyo Stock Exchange and the Nagoya Stock Exchange until September 28, 2022, the day before the day that both banks will be delisted from the Tokyo Stock Exchange and the Nagoya Stock Exchange. 11

7. Q&A on Business Integration Q3 What will happen to Chukyo Bank’s dividend for FY2022? We plan to pay 141 yen per share as a special dividend to shareholders holding common shares and to registered pledgees of shares who are entered or recorded in the shareholder register as of September 30, 2022, prior to the business integration. As of the current time, the dividend to be paid by the holding company Aichi Financial Group, Inc. at the end of the FY2022 period is undetermined. We will make an announcement as soon as it is decided. Q4 What will happen to the shareholder benefit program? We are considering implementation of a shareholder benefit program for the holding company. We will make an announcement including details in the future, as soon as it is decided after discussions between Chukyo Bank and Aichi Bank. Q5 What should I do if I have transactions, such as deposits or loans, with both banks? You will be able to continue your transactions with Chukyo Bank and Aichi Bank same as before even after the transition into a holding company structure by joint share transfer. We would like to ask for your continued support in our endeavors. For transactions after the merger of both banks which is planned around two years after the incorporation of the holding company, we would continue listening to our customers’ needs and provide better services even more than before by deepening our relationships with customers. 12

Where to make inquiries (1) Please contact the securities company with which you do business to confirm the number of shares that you hold, and for various procedures such as a change of address, inheritance, and designating where to transfer dividends. (2) For other inquiries concerning shares, receipt of unclaimed dividends, and the like, please contact the shareholders’ list administrator. Shareholders' list administrator Mitsubishi UFJ Trust and Banking Corporation Securities Agency Division 0120-232-711 (weekdays from 9:00 AM to 5:00 PM) 13

Memo 14

These materials include statements on future performance. Such statements do not guarantee future performance, and involve risks and uncertainties. Please be aware that depending on changes in the business environment, etc., there is the possibility that future performance will differ in comparison to the objectives. Chukyo Bank